Rule 424(b)(3)
                                             Registration No. 333-26211


PRICING SUPPLEMENT NO. 8            TO PROSPECTUS DATED JUNE 27, 1997



                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Variable Rate Note)

                (Due One Year or More from Date of Issue)

Designation:  Variable Rate        Original Issue Date:
 Medium-Term Notes Due              July 31, 1997
 July 31, 1998


Principal Amount:  $100,000,000     Maturity Date:
                                    July 31, 1998

Issue Price (as a percentage of    Regular Record Dates:
 Principal Amount):  100.00%        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date


Interest Rate:  Prime              Interest Payment Dates:
Daily Weighted Average             Quarterly on the 30th of each October,
-283.5 bp (Prime Rate Index        January and April commencing
source Fed H.15 on Telerate        October 30, 1997 and on the maturity
pg 125)                            date.


Commission or discount (as a       CUSIP: 449 22L 4C7
 percentage of Principal
 Amount): 0%

Redemption Provision: N/A




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST


     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months and the actual number of days occurring in any such month.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day, additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                           PLAN OF DISTRIBUTION

    The Notes will be sold to Lehman Brothers Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  July 28, 1997